LETTER OF INTENT

This binding letter of intent ("Letter of Intent") sets out the terms and conditions upon which Contact Gold Corp. (the "Company") and Waterton Nevada Splitter, LLC ("Waterton" and, together with the Company, the "Parties") will agree to (a) redeem all or a portion of the Class A Shares of Preferred Stock (the "Preferred Shares") held by Waterton, (b) complete a private placement transaction with Waterton for the purchase and sale of shares of common stock of the Company (the "Common Shares") (the transactions in subsection (a) and (b), referred to herein as the "Transaction"), and/or (c) complete the Article Amendments (as defined herein).

1. Transaction

The Transaction shall be effected as follows:

(a) Regulation A Offering:  The Company intends to complete an offer and sale of units of the Company ("Units") (the "Offering"), pursuant to an exemption from the registration requirements available under Regulation A of the United States Securities Act of 1933, as amended (the "Securities Act") and qualified under a Canadian short-form prospectus filed in Canada.

(i) Each Unit is expected to consist of one Common Share and one-half of one warrant, each whole warrant exercisable to acquire one additional Common Share;

(ii) The offering price of each Unit (the "Unit Price") will be determined by the Company and the agent in the context of the market;

(iii) In the event the Offering is completed for gross proceeds of between C$3,000,000 to C$10,000,000, the use of proceeds of the Offering will be as follows:

(A) should the Company fail to secure the Approvals (as defined below) and complete the Article Amendments (as defined below), 50% of the gross proceeds above C$3,000,000 to redeem a portion of the Preferred Shares; and

(B) the remaining proceeds for the Company's exploration and development programs, general and administrative expenses and working capital.

(iv) In the event the Offering is completed for gross proceeds equal to or greater than C$10,000,000, the use of proceeds of the Offering will be as follows:

(A) a minimum of C$5,000,000 to redeem a portion of the Preferred Shares; and

(B) the remaining proceeds for the Company's exploration and development programs, general and administrative expenses and working capital, and the Parties agree to complete the Waterton Placement and the Preferred Share Redemption in accordance with the terms set forth in Sections 1(b) and (c) below.

(b) Concurrent Private Placement:  Concurrently with the completion of the Offering as set out in Section 1(a)(iv), Waterton will purchase and the Company will sell Common Shares in a private placement transaction as follows (the "Waterton Placement"):

(i) the gross proceeds of the Waterton Placement will be equal to the amount required to redeem the balance of the Preferred Shares for cash;

(ii) the Common Shares will be issued and purchased at a per share price equal to the price per Common Share in the Offering;

(iii) the Waterton Placement is contingent on the closing of the Offering of at least C$10,000,000 and the redemption by the Company of C$5,000,000 of the outstanding Preferred Shares from the use of proceeds of such Offering;

(iv) the Waterton Placement will be exempt from the registration requirements of the Securities Act and the prospectus requirements in Canada; and

(v) the Waterton Placement will be subject to all regulatory requirements and approvals of the TSX Venture Exchange ("TSXV") and applicable securities laws.

(c) Preferred Share Redemption:  Contingent upon the closing of the Offering for minimum gross proceeds of C$10,000,000 and the completion of the Waterton Placement, the Company and Waterton agree that all the issued and outstanding Preferred Shares will be redeemed for cash.

2. Preferred Share Amendments

(a) The Parties hereto agree that should the minimum gross proceeds of the Offering be less than C$10,000,000, the Company shall use commercially reasonable efforts to secure all approvals (including all required shareholder approvals and regulatory approvals, the "Approvals") to and shall amend the terms of the Preferred Shares by way of an amendment to the articles of incorporation of the Company (the "Articles") to give effect to (the "Article Amendments"):

(i) a reduction in the conversion price of the Preferred Shares from C$1.35 to a price that is equal to the lesser of (A) 135% of the 20-day volume weighted average price of the Common Shares prior to the date all approvals for the Article Amendments are obtained (the "Approval Date"), (B) 135% of the closing price of the Common Shares on the day prior to the execution of the Letter of Intent, and (C) 135% of the price per Common Share in the Offering;

(ii) a reduction in the cumulative cash dividends payable of 7.5% per annum to 3.75% per annum, but effective only as of the date the Article Amendments are effective; and

(iii) an extension to the maturity date from June 7, 2022 to the date that is five years from the Approval Date.

(b) In the event the Article Amendments is completed prior to the completion of the Offering, the obligations of the Company to redeem the Preferred Shares as set out in Section 1 (a)(iii)(A) shall terminate.

(c) Waterton agrees to approve and consent to the Article Amendments.

3. Conditions

The obligations of each of the Company and Waterton to complete the Transaction or the Article Amendments, shall be subject to the following conditions precedent:

(a) the approval by any governmental or regulatory authorities (including but not limited to the approval of the TSXV) as may be necessary or advisable;

(b) all approvals by the shareholders of the Company as are necessary; and

(c) since the date of this Letter of Intent, there shall not have occurred any change, event or circumstance that, individually or in the aggregate with other such changes, events or circumstances, is or could reasonably be expected to be material and adverse to the business, results of operations, assets, financial condition or liabilities (contingent or otherwise) of the Company and its subsidiaries, taken as a whole.

4. Efforts

The Company covenants and agrees to use its reasonable best efforts to implement, or cause the implementation of, the Transaction, on the terms and subject to the conditions set forth in this Letter of Intent.

5. Public Announcements

Neither Party may make any disclosure or announcement concerning the Transaction, the Article Amendments or this Letter of Intent without the prior written consent of the other Party, except as otherwise required by law or any regulatory authority or stock exchange.  Each Party agrees to provide the other Party with a reasonable opportunity to comment on drafts of any such disclosure or announcement, and shall give reasonable consideration to any such comments.

6. End Time

The Parties intend for the Transaction to close on or about August 31, 2020 or such later date, but in any event no later than 5:00 p.m. (Toronto time) on December 31, 2020 (the "End Time").  The rights and obligations of the Parties in this Letter of Intent shall terminate without further act or formality: (a) under Section 1, upon the earlier to occur of (i) the closing of the Transaction (provided that all applicable redemption payments have been made and received by Waterton or the Article Amendments are effective, as the case may be) or the closing of the Offering of less than C$3,000,000, (ii) should the Transaction fail to close, the End Time, and (iii) the date upon which the Company announces that it is withdrawing the Offering, and (b) under Section 2, upon the earlier to occur of (i) the completion of the Article Amendments, (ii) 30 days following the closing of the Offering (provided that all applicable redemption payments have been made and received by Waterton or the Article Amendments are effective, as the case may be), and (iii) should the Transaction fail to close, the End Time.

7. Governing Law; Disputes

This Letter of Intent shall be interpreted and enforced in accordance with, and the respective rights and obligations of the Parties hereto shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Each of the Parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Letter of Intent, (b) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (c) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

8. Binding Effect

This Letter of Intent is intended to be a binding agreement, enforceable against the Parties and their respective successors and permitted assigns in accordance with its terms.

9. Expenses

Each of the Parties shall be responsible for its own expenses incurred in connection with the evaluation and pursuit of the Transaction.

10. Entire Agreement

This Letter of Intent constitutes the entire agreement between the Parties pertaining to the subject matter hereof.  There are no warranties, representations or agreements between the Parties in connection with such subject matter except as specifically set forth in this Letter of Intent.  No reliance is placed on any representation, opinion, advice or assertion of fact made by any Party, or its directors, officers and agents, to the other Party or its directors, officers and agents, except to the extent that the same has been included as a term of this Letter of Intent.

11. Amendments and No Assignment

No amendment, discharge, modification, restatement, supplement or waiver of this Letter of Intent is binding unless it is in writing and executed by the Parties hereto.  No party may assign any of its rights or obligations under this Letter of Intent without the prior written consent of the other party hereto.

12. Counterparts

This Letter of Intent may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

The foregoing terms are hereby acknowledged and agreed to as of August 6, 2020 by:

CONTACT GOLD CORP.

by	"signed"
Name: John Wenger
Title: Chief Financial Officer

WATERTON NEVADA SPLITTER, LLC

by	"signed"
Name: Richard Wells
Title: Authorized Signatory